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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 23, 2001

MUSICLAND STORES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11014 (Commission File Number)	41-1623376 (I.R.S. Employer Identification No.)
10400 Yellow Circle Drive Minnetonka, Minnesota (Address of Principal Executive Offices)	55343 (Zip Code)

Registrant's telephone number, including area code: (952) 931-8000

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

    As previously reported, on December 7, 2000, Best Buy Co., Inc. ("Best Buy"), a Minnesota corporation, announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated December 6, 2000, by and among Best Buy, EN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Best Buy (the "Purchaser"), and Musicland Stores Corporation, a Delaware corporation ("Musicland"). Pursuant to the Merger Agreement, on December 21, 2000, the Purchaser and Best Buy commenced a cash tender offer to acquire all of the issued and outstanding shares of common stock of Musicland, par value $.01 per share (the "Shares"), at a price of $12.55 per share in cash (the "Offer").

    On January 23, 2001, Best Buy announced the successful completion of the Offer. The Offer expired at 12:00 midnight on January 22, 2001, at which time 30,017,211 shares, or 93.4%, of Musicland's Shares had been tendered, excluding Shares tendered pursuant to procedures for guaranteed delivery. Payment for the Shares tendered has been made through Wells Fargo Shareowner Services, the depositary for the Offer.

    On February 1, 2001, Best Buy announced the completion of the merger (the "Merger") of the Purchaser with and into Musicland, effective 11:59 p.m. on January 31, 2001 (the "Effective Time"). At the Effective Time, Musicland became a wholly-owned subsidiary of Best Buy. Trading in Musicland Shares on the New York Stock Exchange was halted. At the Effective Time, all Shares not tendered in the Offer were canceled and each Share (except for Shares held by Best Buy, the Purchaser or by Musicland as treasury shares) was converted into the right to receive $12.55 net in cash, without interest, subject to the rights of the holders of the Shares to exercise appraisal rights.

    The aggregate funds required to consummate the Offer and the Merger (excluding fees and expenses) are approximately $403 million and have been provided by Best Buy from its available working capital.

    This description of the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as an Exhibit and is incorporated herein by reference

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)
Exhibits.

    The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated December 6, 2000, by and among Best Buy Co., Inc., EN Acquisition Corp. and Musicland Stores Corporation (incorporated by reference to Exhibit No. 2.1 to Musicland's Current Report on Form 8-K filed with the SEC on December 8, 2000).

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUSICLAND STORES CORPORATION (Registrant)
	By:	/s/ ALLEN U. LENZMEIER Name: Allen U. Lenzmeier Title: Executive Vice President and Chief Financial Officer
Date: February 1, 2001

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SIGNATURES